MINNESOTA LIFE INSURANCE COMPANY

400 Robert Street North
St. Paul, MN 55101-2098
651.665.3500 Tel

                                                MINNESOTA LIFE
                                                     A MINNESOTA MUTUAL COMPANY


February 1, 1999



Advantus Real Estate Securities Fund, Inc.
400 Robert Street North
St. Paul, Minnesota  55101


Dear Sir or Madam:

In connection with the purchase by Minnesota Life Insurance Company (the "Purchaser") of 15,000 initial Class A shares of common stock ("Stock") of Advantus Real Estate Securities Fund, Inc. (the "Fund"), the Purchaser hereby represents that it is acquiring such Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it.

Organization expenses incurred in connection with the start-up and initial registration of the Fund will be borne by the Purchaser or by Advantus Capital Management, Inc. ("Advantus Capital"), the Fund's investment adviser and Purchaser's wholly-owned subsidiary. Such organization expenses will not be reimbursed to the Purchaser or Advantus Capital by the Fund.

The Purchaser hereby further agrees that any transfer of any such Stock or any interest in it shall be subject to the following conditions:

1. The Purchaser shall furnish the Fund and counsel satisfactory to the Fund prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

2. The Fund shall have obtained from its counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer its Stock in accordance with the terms specified in its description of the transaction to the Fund. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer its Stock unless such Stock is registered.

3. The Purchaser further agrees that all certificates, if any, representing such Stock shall contain on the face thereof the following legend:

     "The shares represented by this certificate may not be transferred without (i) the opinion of counsel satisfactory to Advantus Real Estate Securities

Advantus Real Estate Securities Fund, Inc.
February 1, 1999
Page 2


     Fund, Inc. that the transfer may be legally made without registration under the Federal Securities Act of 1933; or (ii) such registration."

The Purchaser hereby authorizes the Fund to take such action as it shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

Very truly yours,

/s/ William N. Westhoff

William N. Westhoff
Senior Vice President

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